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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0104
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Whippoorwill Associates, Inc.
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   (Last)               (First)                 (Middle)

11 Martine Avenue
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                                    (Street)

White Plains             New York                10606
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


     10/1/98
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3. IRS or Social Security Number of Reporting Person (Voluntary)

     13-3595884
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4. Issuer Name and Ticker or Trading Symbol

     Marvel Enterprises, Inc. (formerly ToyBiz, Inc.) AND MVL
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [ X ]   Other (specify below)

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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing
   (Check Applicable Lines)

   [X]  Form Filed by One Reporting Person
   [ ]  Form Filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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


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Common stock                             1,424,794                   I                    As investment adviser for clients
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

                           (Print or Type Responses)


FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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


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                                                                                                                       As investment
8% Cumulative
Convertible                                                                                                         adviser
Exchangeable                                                                              1-for-
Preferred Stock          10/1/98    N/A            Common Stock            2,147,034      1.039         I              for clients
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
Explanation of Responses:

The Reporting Person is a registered investment adviser, and by virtue of the aggregate percentage position of its clients, as determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934 (the "Exchange Act"), it is "deemed" to be a more than 10% beneficial owner of the Issuer's Common Stock and Preferred Stock. However, the Reporting Person disclaims beneficial ownership in these securities except to the extent of its "pecuniary interest" (as such term is defined in Rule 16a-1 under the Exchange Act) in its clients' securities, if any. The Reporting Person disclaims beneficial ownership in these securities for Section 16 purposes and for all other purposes.



WHIPPOORWILL ASSOCIATES, INC.


By:      /s/  Pamela M. Lawrence                          November 10, 1998
   ------------------------------------------            -----------------------
      (FN**)Signature of Reporting Person                          Date
            Managing Director

[FN]
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays
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